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                                                                    EXHIBIT 2.1b


                           NOTE REFINANCING AGREEMENT

         THIS NOTE REFINANCING AGREEMENT ("Agreement") is executed as of October 21, 1999, by and among SIMULA, INC., an Arizona corporation ("Simula"), and a wholly-owned subsidiary of Simula, CCEC CAPITAL CORP., an Arizona corporation, f/k/a Coach and Car Equipment Corporation ("Seller"), and COACH AND CAR EQUIPMENT CORP., a Nevada corporation, f/k/a Coach and Car Acquisition Corp. ("Purchaser"), and Purchaser's affiliated corporation, BEACON INDUSTRIES, INC., a Nevada corporation ("Beacon").

                              PRELIMINARY STATEMENT

         I. The parties hereto entered into an Amended and Restated Asset Purchase Agreement dated August 31, 1999 (the "Purchase Agreement").

         II. Pursuant to Section 1.2 of the Purchase Agreement, Seller executed a promissory note in the principal amount of Nine Million Nine Hundred Ninety Six Thousand Dollars ($9,996,000) in favor of Purchaser maturing on October 15, 1999 ("Note").

         III. Purchaser expects to obtain financing for its working capital requirements and the parties have agreed to refinance the Note in accordance with the provisions of this Agreement.

         IV. Seller, Purchaser and Beacon have agreed to other terms and conditions and to enter into certain agreements set forth hereafter.


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         NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties herein set forth, it is agreed by the parties as follows:

                                    SECTION 1

                                REFINANCING NOTES

         1.1 RECITAL OF REFINANCING COVENANTS. Purchaser anticipates shortly obtaining third party financing to fund operations of the Business. In anticipation of this financing, the parties hereto desire to amend the terms of Purchaser's indebtedness to Seller under the Purchase Agreement as set forth in this Agreement.

         1.2 CANCELLATION OF NOTE; EXECUTION OF REFINANCING NOTES. Upon the execution of this Agreement at Closing, the Note shall be cancelled and of no effect and shall be replaced by the following: (i) Purchaser's promissory note in the amount of One Million Nine Hundred Ninety Six Thousand Dollars ($1,996,000) with an annual interest rate of 8-1/2% payable in quarterly interest installments on the terms and conditions as set forth in the form of Exhibit A-1 attached hereto (the "Installment Note"); and (ii) Purchaser's promissory note in the amount of Eight Million One Hundred Eighteen Thousand Eight Dollars ($8,118,008) with an annual interest rate of 8-1/2% payable on the terms and conditions as set forth in the form of Exhibit A-2 attached hereto (the "Term Note," together with the Installment Note, the "Refinancing Notes"). The principal amount of the Term Note reflects a One Hundred Eighteen Thousand Eight Dollar ($118,008) addition for accrued interest through October 20, 1999 under the Note that is cancelled and hereby refinanced. The Refinancing Notes will mature on October 15, 2004. If Purchaser or Beacon directly or through affiliates completes a public offering of securities before the maturity of the Notes, subject only to any limitations set out in the Refinancing Notes, the proceeds of such offering shall be first applied to repayment of the Refinancing Notes thereby accelerating the maturity date. The Refinancing Notes shall be secured by a Security Agreement on the Assets in the form of Exhibit B-1, by pledges by (i) Beacon's controlling shareholder


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of the common stock held in Beacon, and (ii) Purchaser's controlling shareholders of the common stock held in Purchaser, by such shareholders evidence by a Security Agreement in the form of Exhibit B-2, and by a guarantee of Beacon in the form of Exhibit B-3.

         1.3 CLOSING. The refinancing and other activities provided for herein shall take place at Purchaser's counsel's office in Phoenix, Arizona at 3:00 p.m. Pacific Standard Time on October 21st, 1999 (the "Closing"). At the
Closing:

         (a) Purchaser shall deliver the Refinancing Notes to Seller;

         (b) the parties shall execute and deliver all agreements and documents contemplated in this Agreement to the appropriate parties;

         (c) Seller will deliver an executed lien release on the Collateral, as defined in the Security Agreement attached as Exhibit B-1, and on the common stock of Purchaser and Beacon;

         (d) Purchaser will execute and deliver to Seller a new lien on the Collateral and Scott Miller will execute and deliver to Seller a new lien on certain shares of the common stock of Purchaser and Beacon, in favor of Seller; and

         (e) Seller will execute and deliver the cancelled Note to Purchaser within two (2) days of the Closing.

                                   SECTION 2

                            NON COMPETITION AGREEMENT

         2.1 AIRLINE RELATED MATERIALS. Purchaser covenants that it shall cooperate with Seller and Seller's affiliated company under common control, Artcraft Industries, Inc. ("Artcraft"), in identifying all materials related in its possession to the commercial airline seating business, including without limitation certifications, patterns, and customer information, and delivering such materials to Artcraft's Atlanta facility, at Artcraft's sole expense, by November 15, 1999.


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         2.2 AIRLINE SEATING FABRIC. Purchaser covenants that it will provide
Artcraft with an accounting of all airline seating related fabric in its possession by November 15, 1999. Purchaser agrees to enter into a sales or consignment agreement with Artcraft with respect to such fabric, directly or on consignment, pursuant to which Artcraft can purchase, in whole or in part, from time to time, fabric at one hundred five percent (105%) of its value as recorded on Purchaser's books at Closing. Artcraft shall be responsible for all freight expenses with respect to such sales or consignments.

         2.3 NON-COMPETITION AGREEMENT. Purchaser and Beacon shall, contemporaneously with the execution of this Agreement, execute the Non-Competition Agreement in the form of Exhibit C.

                                    SECTION 3

                              CONDITION TO CLOSING

         Purchaser and Seller shall use best efforts to negotiate a retention bonus funding agreement and other agreements relating to Simula's payment of certain retention obligations to former employees of Seller. Purchaser acknowledges receipt from Seller of $400,000 to fund such retention obligations of Seller and Simula and agrees to refund such amount to Seller in the event Purchaser and Seller are unable to negotiate a retention bonus funding agreement.

                                    SECTION 4

                        ACKNOWLEDGMENT OF MILWAUKEE LEASE

                           AND CONSULTING OBLIGATIONS

         Artcraft's obligations to the Gardner Group, Ltd. for Forty Four Thousand Twenty Dollars ($44,020) for rent of Artcraft's Milwaukee facility for the months of July and August and to Michael Gardner for consulting services in the amount of Seven Thousand Five Hundred Dollars ($7,500) were included in the trade accounts payable schedule given to Purchaser at the closing of the Purchase Agreement. Accordingly, Purchaser and Beacon acknowledge and clarify their financial responsibility for the past-due rent for the months of July and August and for all of Mr. Gardner's consulting fees, as


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described in Mr. Skalmoski's letter of August 31, 1999 attached as Exhibit E.
Seller shall retain the obligation for rent payments for the month of September, 1999 through the termination of the lease.

                                    SECTION 5

                                    COVENANTS

         5.1 PRESS RELEASES. The parties will cooperate in issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement or by the Purchase Agreement as of the Closing.

         5.2 TRANSITIONAL SERVICES. Seller will discontinue providing transitional services to Purchaser, as described in Section 4.3(c) of the Purchase Agreement, as of the Closing. Purchaser shall thereafter provide services of a nature similar to those provided by Seller under Section 4.3(c) of the Purchase Agreement to its employees. Purchaser shall remain liable for expense reimbursements in accordance with Section 4.3(c) of the Purchase Agreement for services provided thereunder by Seller.

         5.3 FINANCING COVENANTS.

         (a) Purchaser will obtain, within thirty (30) days of Closing, financing from one or more lenders (the "Lender") to fund its operations and capital requirements.

         (b) Seller will agree, on reasonable and customary terms, to accept a security interest subordinate to the Lender in the Assets purchased under the Purchase Agreement.

         (c) Purchaser will use its best efforts to accelerate the repayment of its indebtedness under the Refinancing Notes to the maximum extent possible under its lending arrangements with the Lender and will allow Seller to review the terms of any proposed financing in order to propose additional refinancing of the Refinancing Notes to achieve the foregoing.

         5.4 BOARD OF DIRECTORS. Purchaser shall place a member of Simula's senior management on its board of directors within ten (10) days of Closing, and, in the event that Purchaser is merged into or becomes a subsidiary, parent, or affiliated corporation under common control of Beacon, Beacon shall


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place a member of Simula's senior management on its board of directors within ten (10) days of such merger or event giving rise to affiliated status.

         5.5 TECHNOLOGY TRANSFER AND DEVELOPMENT AGREEMENT. Purchaser shall negotiate in good faith to enter into a technology transfer and development agreement with Simula Technologies, Inc., an affiliated corporation under common control with Seller, on mutually agreeable terms and conditions.

                                    SECTION 6

                                NO OTHER CHANGES

         Except as specifically provided otherwise herein, this Agreement is supplemental to, and not in lieu of, the terms and provisions of the Purchase Agreement, and shall be interpreted consistently therewith. Other than those changes or modifications expressly provided herein, no changes or modification are made to the Purchase Agreement, including, without limitation, all exhibits, agreements, documents, and covenants thereto relating. Nothing in this Agreement shall be deemed to require the updating of any schedules to the Purchase Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]


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         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first set forth above. SIMULA, INC., an Arizona corporation

                               By /s/ Brad Forst
                                  ----------------------------------------------
                                        Its Executive Vice President
                                            ------------------------------------

                               CCEC CAPITAL CORP., an Arizona corporation, formerly known as Coach and Car Equipment Corporation

                               By /s/ Brad Forst
                                  ----------------------------------------------
                                        Its President
                                            ------------------------------------

                               COACH AND CAR EQUIPMENT
                               CORP., a Nevada
                               corporation, formerly known
                               as Coach and Car
                               Acquisition Corp.

                               By /s/ Michael Feinstein
                                  ----------------------------------------------
                                        Its Vice President
                                            ------------------------------------

                               BEACON INDUSTRIES, INC., a Nevada corporation

                               By /s/ Scott E. Miller
                                  ----------------------------------------------
                                        Its Chairman
                                            ------------------------------------


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